EXHIBIT 10(g)(4)

AMENDMENT NO. 4

TO THE

2004 RESTATEMENT OF THE XEROX CORPORATION

UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

W I T N E S S E T H:

WHEREAS, Xerox Corporation (the “Company”) has adopted the Unfunded Supplemental Executive Retirement Plan, which is presently set forth in the “2004 Restatement of Xerox Corporation Unfunded Supplemental Executive Retirement Plan”, as amended by Amendment Nos. 1 through 3 (the “Plan”),

WHEREAS, the Company desires to amend the Plan,

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 9(A) shall be amended to read in its entirety as follows:

“(A) The spouse of a Participant who dies after completing the appropriate age and number of Years of Service pursuant to Section 5 while still employed by the Company shall be entitled to a survivor benefit, commencing on the death of the Participant, in an amount equal to 100% of the retirement benefit to which the Participant would have been entitled under the Plan if the Participant had retired on the last day of the month coincident with or next following the date of the Participant’s death and elected a 100% joint and survivor annuity.”

This amendment is effective as of the date hereof. In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the 24th day of October, 2006.

XEROX CORPORATION

Patricia M. Nazemetz
By:
Vice President